Exhibit 99.1


[GRAPHIC OMITTED]

                American Telecom Services and Broadband National
            Team Up to Offer Consumers Easy Access Internet Services


Contact:            Bruce Hahn, CEO
                    310-871-9904
                    404-261-7466
                    Bruce.Hahn@atsphone.com

Investor Contact:   Brett Maas, Principal
                    Hayden Communications
                    (646) 536-7331
                    brett@haydenir.com

Media Relations:    Danielle Ross
                    Comunicano, Inc
                    (858) 314-2958
                    dross@comunicano.com


                              FOR IMMEDIATE RELEASE


City of Industry, California, November 28, 2006--American Telecom Services (AMEX: TES), a leading provider of expandable home phone systems that are sold bundled with phone services that can save consumers up to $500 a year on their phone bills, has signed an agreement with Broadband National, the largest aggregator of broadband service offerings in the country. The agreement enables the two companies to offer consumers a "one-box solution" of high-speed Internet services from the leading brands in America bundled with VoIP services that are configured in the largest line of cordless multi-handset Internet phones in the industry. For the first time in a single packaged bundle, retailers will be able to offer a bundled VoIP/phone solution with broadband access, saving their customers hundreds of dollars a year through this combination.

"American Telecom Services wants consumers to be able to take advantage of the benefits and savings of Internet calling," said American Telecom Services CEO Bruce Hahn. "Our arrangement with Broadband National contributes to this by offering every eligible retail customer who currently has no service or only dial-up access the option of purchasing high speed services from the broadband provider of their choice. When consumers buy our cordless Internet phones bundled with Internet phone service at retail, there will be an insert in every package with web and toll-free access to order from most major high speed brands, giving them a `one box solution' to save money on their home phone services if they do not already have the required broadband service needed for Internet telephone service."

"We believe," Hahn added, "that through this offering, many consumers will realize that the combination of broadband Internet and Internet phone service will save them hundreds of dollars each year compared to dial-up Internet and traditional phone service. In the end, they will not only have a faster Internet connection for data, but also far more calling features than they ever had before with their new Internet telephone service."

Broadband National is a marketplace for consumers to shop for available cable and DSL services from nearly 40 service providers, including Comcast, Verizon, Qwest, Time Warner Cable, AT&T and many other national and regional providers.

When consumers purchase an American Telecom Services branded Internet phone, they will be directed to a specially branded, private label Broadband National Web site where they will be able to choose from the broadband providers that are available where they live. They can also sign up through a dedicated toll-free number. From the Web site or over the phone, consumers will be able to compare plans, pricing and features for the services available in their area.

Because Internet calling is still a relatively new technology, consumers are sometimes confused about how they can take advantage of it, especially if they don't already subscribe to broadband service. But with this new bundled offer from American Telecom and Broadband National, the shopping experience is simplified allowing consumers to make one purchase and quickly begin to enjoy feature-rich calling at prices far less than traditional phone services and benefit from faster Internet speeds through their new broadband Internet connection.

American Telecom will make the Broadband National service available with the purchase of a variety of Internet phones. In return, American Telecom Services will receive a fee from Broadband National for each service account that is activated and will share a portion of those revenues with their retail partners. From a retailer's perspective, the combination of profit from the sale of Internet phones, service fees and residual income from VoIP services plus the service fees for broadband service activation, makes ATS' Internet phones one of the most profitable bundled solutions for Internet calling for retailers in America.

About American Telecom Services:

American Telecom Services, a leading provider of traditional and internet phones bundled with service offerings, currently offers Digital Clear Internet phone bundles powered by SunRocket (voice-over-Internet-Protocol or "VoIP") and Pay N' Talk prepaid residential long distance communications services powered by IDT. These services are bundled with ATS' diverse line of custom designed digital, cordless, multi-handset phones. ATS sells its phone/service bundles through major retailers under the "American Telecom," "ATS," "Pay N' Talk" and "Digital Clear" brand names.

About Broadband National:

Broadband National's industry leading IBIS 3.0 platform allows for efficient management of multi-site locations. Through our bulk qualification process we are able within a matter of hours to quickly, and efficiently determine what services are available at all customer locations, maximizing coverage and reducing overall costs. IBIS 3.0 compares services from more than 50 local, regional and national service providers such as Comcast, AT&T, Sprint, Qwest, Time Warner, Verizon, Speakeasy, Covad, Charter, Nuvox and New Edge.

Formed in 2003, Broadband National is a private company conceived as a solution to a fragmented and confusing broadband marketplace. Millions have used their Web site to compare services, and purchase broadband, VoIP, video, mobile, digital, and similar services.

For Broadband National press or investor relation's inquiries, please contact Mark Ballard at 772-539-0618 or visit http://www.broadbandnational.com.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.